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                                                 OMB APPROVAL
                                                 OMB NUMBER  3235-0287
                                                 EXPIRES:  JANUARY 31, 2005
                                                 ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE  0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Burstein                            Lawrence                S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)


 c/o I.D. Systems, Inc.        One University Place
--------------------------------------------------------------------------------
                                    (Street)

Hackensack                           NJ                  07601
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

I.D. Systems, Inc.    (IDSY)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     10/1/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A)         Securities    ship
                                                    3.           or Disposed of (D)              Beneficially  Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned Follow- Direct    Nature of
                          2.        2A. Deemed      Code         ------------------------------  ing Reported  (D) or    Indirect
1.                        Transaction Execution    (Instr. 8)                   (A)              Transaction(s)Indirect  Beneficial
Title of Security         Date        Date, if any  ------------   Amount       or      Price    (Instr. 3     (I)       Ownership
(Instr. 3)                (mm/dd/yy)  (mm/dd/yy)     Code     V                 (D)              and 4)        (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

                                                                        (Over)
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
==============================================================================


                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                          5.                              7.                         ative     Deriv-  11.
               sion                             Number of                       Title and Amount           Secur-    ative   Nature
               or                               Derivative    6.                of Underlying     8.       ities     Secur-  of
               Exer-                   4.       Securities    Date              Securities        Price    Bene-     ity:    In-
               cise    3.     3A.      Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
               Price   Trans- Deemed   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.             of      action Execut-  Code     of(D)         (Month/Day/Year)           Amount  ative     at End    In-     ficial
Title of       Deriv-  Date   ion date,(Instr.  (Instr. 3,    ----------------           or      Secur-    of        direct  Owner-
Derivative     ative  (Month/ if any    8)       4 and 5)     Date     Expira-           Number  ity       Month     (I)     ship
Security       Secur-  Day/  (Month/Day/------  ------------  Exer-    tion              of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)     ity     Year)  Year)     Code V (A)   (D)      cisable  Date     Title    Shares  5)        4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Options                                                                           Common
(Right to Buy)  $4.07   10/1/02          A       5,000         (1)      10/1/12   Stock    5,000    -       5,000        D

===================================================================================================================================
Explanation of Responses:

(1) Exercisable on a cumulative monthly basis over a four year period beginning November 1, 2002.


                               /s/ Lawrence S. Burstein              1/3/03
                            -----------------------------------   -------------
                             ** Signature of Reporting Person         Date
                                Lawrence S. Burstein

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, See Instruction
 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                        Page 2

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